Exhibit 99.3

HUDBAY MINERALS INC.

OFFER TO EXCHANGE

Up to US$100,000,000 aggregate principal amount of its outstanding

9.50% Senior Notes due 2020

for

a like principal amount of its 9.50% Senior Notes due 2020,

that have been registered under the U.S. Securities Act of 1933, as amended

To DTC Participants, including Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated April 10, 2014 (as it may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), HudBay Minerals Inc., a corporation incorporated and existing under the federal laws of Canada (the “Company”), is offering to exchange (the “Exchange Offer”) up to US$100,000,000 aggregate principal amount of its outstanding 9.50% Senior Notes due 2020 issued on December 9, 2013 (the “Initial Notes”) for a like principal amount of its 9.50% Senior Notes due 2020 (the “Exchange Notes”), that have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof, upon the terms and subject to the conditions of the enclosed Prospectus and Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including, but not limited to, principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) will bear a different CUSIP number from the Initial Notes, (ii) will be freely tradable in the United States by persons not affiliated with the Company or any Guarantor (as defined below), (iii) will not bear legends restricting their transfer and (iv) will not contain the registration rights and additional interest provisions of the Initial Notes. The Initial Notes are fully and unconditionally guaranteed (the “Old Guarantees”), jointly and severally on an unsubordinated unsecured basis, by substantially all of the Company’s existing and future subsidiaries (together the “Guarantors”) other than certain excluded subsidiaries, which excluded subsidiaries include the Company’s subsidiaries that own the Constancia project, and the Exchange Notes will be fully and unconditionally guaranteed (the “New Guarantees”), jointly and severally, on an unsubordinated unsecured basis by the same Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors are offering to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Initial Notes for which such Exchange Notes are issued in the Exchange Offer therefor. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Initial Notes” include the related Old Guarantees. The Company will accept for exchange all Initial Notes validly tendered and not validly withdrawn according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.